Exhibit 99.1

MyMD Pharmaceuticals® Announces Upcoming Presentation of Preclinical Rheumatoid Arthritis Data for Oral TNF-α Inhibitor MYMD-1® at the Society of Toxicology 2023 Annual Meeting

— Study results comparing the anti-inflammatory effects of MYMD-1® to Enbrel (etanercept) accepted for poster presentation —

BALTIMORE, MD– February 28, 2023 – MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, announced that preclinical data from a study, conducted in partnership with Charles River Laboratories International, Inc., has been accepted for presentation at the upcoming Society of Toxicology (SOT) 2023 Annual Meeting.

Poster #3046/P148 “A Naturally Occurring Novel Therapeutic and Oral Selective Inhibitor of TNF-α, MYMD-1 (Isomyosamine) Significantly Reduced the Inflammation and Disease Severity in Murine Model of Collagen Antibody-Induced Arthritis,” is scheduled for poster presentation on March 20, 2023, at 9:00 AM CT.

“We look forward to presenting these exciting results with Charles River Laboratories and are very pleased that Society of Toxicology has chosen to highlight them at their annual meeting,” said Chris Chapman, MD, president, director, and chief medical officer at MyMD Pharmaceuticals. “Rheumatoid arthritis affects as many as 1.5 million people in the United States alone and we look forward to studying MYMD-1 further in this condition.” 1

MYMD-1 is an oral next-generation TNF-α inhibitor with the potential to transform the way that TNF-α based diseases are treated due to its selectivity and ability to cross the blood brain barrier. MyMD plans to give guidance on the early-stage trials for rheumatoid arthritis (RA) as it develops. MyMD-1 is currently being evaluated in a Phase 2 study for sarcopenia/frailty, a result of the aging process. It has the potential to become the first drug approved by FDA for that condition. The company plans to complete the Phase 2 sarcopenia trial and share data in the near future.

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an oral next-generation TNF-α inhibitor with the potential to transform the way TNF-α based diseases are treated due to its small molecule design and selectivity. MYMD-1 has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-α inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. MYMD-1 has demonstrated the potential to slow the aging process and extend healthy lifespan. The company is evaluating MYMD-1® in Phase 2 studies for sarcopenia/frailty, a result of the aging process, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications.

1

MyMD’s second therapeutic candidate is Supera-CBD, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by MyMD on March 31, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1 https://www.arthritis.org/diseases/rheumatoid-arthritis

Investor Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

Media Contact:

Andrea Cohen

Sam Brown, Inc.

(917) 209 7163

AndreaCohen@sambrown.com

2